Exhibit 10.23

EXECUTION COPY

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made this 3rd day of May, 2011 by and between Michael George (“Executive”) and QVC, Inc., a Delaware corporation (“QVC”).
In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties, intending to be legally bound hereby, agree as follows:
1.Duties and Responsibilities. Executive will be employed as President and Chief Executive Officer of QVC. Executive will perform the duties and services of those positions, as well as performing any other duties and services consistent with those positions as QVC may reasonably request. Executive shall at all times be subject to (i) during such time as Liberty Media Corporation (“Liberty Media”) is the ultimate parent entity of QVC, the supervision and control of the Chairman or Chief Executive Officer of Liberty Media as the Board of Directors of Liberty Media (the “LMC Board”) may designate, or (ii) during such time as Liberty Media is not the ultimate parent entity of QVC, the supervision and control of the governing body of the person that is then the ultimate parent entity of QVC or such executive officer of the new ultimate parent entity as such entity may designate, or (iii) if QVC is itself a publicly-traded company, the supervision and control of the board of directors of QVC. Executive shall devote substantially all of Executive's business time, attention and energy to the performance of Executive's duties and to the promotion of the business and interests of QVC and its affiliated companies. Executive shall also adhere to QVC's general employee policies. Nothing herein shall preclude Executive from (a) serving on the boards of directors of public corporations with the approval of the LMC Board (which approval shall not be unreasonably withheld), (b) serving on the boards of a reasonable number of trade associations and/or charitable organizations, (c) engaging in charitable activities and community affairs, and (d) managing his personal investments and affairs, provided that such activities do not conflict or materially interfere with the effective discharge of his duties and responsibilities under this Section l.

2.Term. The term of this Agreement shall commence retroactively on January 1, 2011 (the “Effective Date”) and end on December 15, 2015, unless this Agreement is sooner terminated in accordance with Section 8 (“Term”).

3.Compensation.

A.Base Compensation. For all services Executive renders to QVC and its affiliated companies, QVC will pay Executive a salary at the rate of One Million Dollars ($1,000,000) per annum (“Base Compensation”) for the period from the Effective Date to December 31, 2011, which Base Compensation shall be paid in accordance with QVC's customary payroll practices. Thereafter, during the Term, the Base Compensation will increase by 3% of the prior year's Base Compensation.

B.Bonus Compensation. Executive will be eligible to receive an annual cash bonus (the “Bonus”). Executive's target bonus each year during the Term will equal 100% of Executive's base salary for the year, subject to satisfaction of the criteria established for such bonus as described below. The Bonus will be determined by the CEO of Liberty Media pursuant to criteria established in QVC's annual bonus program as such program is approved each year by the CEO of Liberty Media (or of any successor parent entity) in such person's sole discretion. If, however, Executive is expected to be a “covered employee” in any given year for purposes of Section 162(m) of the Internal Revenue Code, the Bonus will be determined by the Compensation Committee of the LMC Board in its sole discretion, and will be based on such criteria (i) as are approved in advance by such Compensation Committee and (ii) that are designed in a manner such that the Bonus will be treated as “qualified performance-based compensation” within the meaning of Section 162(m). For the avoidance of doubt, Executive's bonus for calendar year 2010 will be determined in accordance with the terms of Executive's employment agreement that was in effect as of December 31, 2010.

C.Withholding. All payments made to Executive pursuant to this Agreement, including pursuant to this Section 3 and Section 9, will be made net of any amounts that QVC is required to deduct or withhold pursuant to any foreign, federal, state or local laws, rules or regulations.

D.2011 LINTA Option Grant.

(i)On March 2, 2011, Executive was granted 3,800,000 options to acquire Liberty Media Series A Liberty

Interactive common stock (the “2011 LINTA Options”) at an exercise price of $16.01 per share. It is anticipated that Executive will not receive any additional grants of options, warrants, restricted stock or other equity or equity derivatives in QVC or Liberty Media or any of their respective affiliates (“Equity Awards”) during the Term. For the avoidance of doubt, Executive acknowledges that the only Equity Awards held by Executive as of the date this Agreement was signed by him, other than the 2011 LINTA Options, are listed on Schedule 1 to this Agreement.

(ii)The term of the 2011 LINTA Options is seven (7) years, subject to earlier termination in accordance with the terms of this Agreement and the separate Non-Qualified Stock Option Agreement dated effective as of March 2, 2011 between Liberty Media and Executive (the “2011 Option Agreement”).

(iii)Unless the exercisability of the 2011 LINTA Options is accelerated pursuant to Section 9.A., Section 9.C., or Section 9.G., and subject to Executive's continued employment with QVC or its affiliates in accordance with the terms of the 2011 Option Agreement, 50% of the 2011 LINTA Options will become exercisable on December 15, 2014, and 50% of the 2011 LINTA Options will become exercisable on December 15, 2015.

E.Pre-2011 Equity Awards. Equity Awards granted to Executive prior to January 1, 2011 are also impacted by this Agreement, as described in more detail in Sections 9.A., 9.B., 9.C., 9.E. and 9.G. For purposes of this Agreement, the following terms have the meanings set forth below:

(i)“Pre-2011 Unvested Awards” means Equity Awards granted to Executive prior to January 1, 2011 that are outstanding and unvested as of the date of termination of Executive's employment with QVC.

(ii)“Pre-2011 Vested Awards” means Equity Awards granted to Executive prior to January 1, 2011 that are outstanding and vested, but unexercised, as of the date of termination of Executive's employment with QVC.

4.Welfare, Retirement and Fringe Benefits. During the Term, Executive shall be entitled to participate in the welfare, retirement and fringe benefit programs then available to senior-level executives of QVC, including but not limited to medical, dental, hospitalization, disability and life insurance plans, retirement plans or programs, including, without limitation, defined benefit and defined contribution plans, deferred compensation plans and such other plans and programs that may be provided by QVC from time to time.

5.Restrictions.

A.(i)    Other Work: Except as otherwise provided in Section 1, Executive shall not perform any work for, or render services to, any person, firm or company other than QVC, unless done pursuant to his duties hereunder or approved in advance in writing by QVC.

(ii)Gifts/Samples: Executive shall promptly report in writing to the General Counsel of QVC all gifts, services or consideration Executive receives from a third party which is connected with QVC business in any way. The determination as to such gifts, services or considerations shall be made in accordance with QVC's Code of Conduct and the Liberty Media Code of Conduct. In addition, all samples which Executive receives from QVC vendors or prospective vendors must be returned to the vendor or given to QVC after Executive has completed Executive's evaluation of a product, unless such sample is consumed or otherwise depleted during the course of Executive's evaluation. All samples Executive receives from QVC vendors or prospective vendors which are not (a) given to QVC or returned to the vendor or (b) consumed or otherwise depleted in connection with Executive's evaluation of the product within ninety (90) days after Executive's receipt of the product must be promptly reported in writing to the General Counsel of QVC. QVC may return to a vendor samples it receives from Executive or QVC may dispose of such samples as it determines in its discretion.

(iii)Confidential Information: Executive shall not disclose to any third party other than QVC's subsidiaries or affiliates, nor shall Executive make use of, confidential and proprietary business information regarding QVC which is not generally known to the public or to the relevant trade or industry, except in the course of performing his duties under this Agreement. Anything herein to the contrary notwithstanding, the provisions of this Section 5.A.(iii) will not apply (a) if disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order Executive to disclose or make available such information, provided, however that Executive will promptly notify QVC in writing upon receiving a request for such information and, if QVC requests,     reasonably cooperate with QVC at QVC's expense in seeking a protective order or other appropriate protection of such information or (b) to the extent reasonably necessary in connection with any other litigation, arbitration or mediation involving this Agreement, including but not limited to enforcement of this Agreement.

(iv)Confidential Letter: Executive shall not disclose, without the prior written approval of QVC, the contents of this Agreement to any person except that Executive may make such disclosure: (a) on a confidential basis to his tax, financial or legal advisors, his immediate family members and any prospective employer or business partner, provided that, in each case, such third party agrees to keep the terms of this Agreement confidential and provided, further, that any such disclosure to a prospective employer or business partner shall be limited to Sections 2, 5 and 8 of this Agreement; (b) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order Executive to disclose or make accessible any information; and (c) to the extent reasonably necessary in connection with any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement.

(v)Non-Competition/Non-Solicitation:

(a)For purposes of this subparagraph, the following terms shall have the meanings set forth below:

(1)The term “Direct Electronic Retailing” shall mean transmission by television, video, radio or other electronic means (other than Internet Retailing as defined below), through which a consumer is requested to respond by mail, telephone, computer or other electronic means to an individual or entity offering a retail product or service for sale; and

(2)The term “Internet Retailing” shall mean the retail marketing of goods and services through the use of the Internet (including wired, wireless, mobile and similar technologies), digital media or other similar means; and
(3)The term “Primary Internet Retailer” shall mean any person, firm or entity engaged in the Internet Retailing business where fifty percent (50%) or more of the gross revenue of such person, firm or entity (together with those of its affiliates, in the aggregate) has been during the past year or is expected to be during the following year directly or indirectly derived from any form of retail marketing of goods or services by means of lnternet Retailing; and

(4)The term “Major Retailer” shall mean any person, firm or entity (together with its affiliates, in the aggregate) that had during the prior year or is expected to have during the following year revenues from all sources, including the Internet Retailing business, of more than $500,000,000; and

(5)The term “Permitted Position” shall mean an employment by or engagement for a Major Retailer in which the responsibilities of the employment or engagement do not relate to the direct management of Internet Retailing.
(b)In consideration of Executive's employment by QVC pursuant to the terms of this Agreement, Executive agrees that for so long as Executive is employed by QVC or any of its affiliated entities (whether pursuant to this Agreement or otherwise) and for a period of one year (or, in the case of Section 5.A.(v)(b)(1)(i), Section 5.A.(v)(b)(1)(ii)(z), Section 5.A.(v)(b)(2) and Section 5.A.(v)(b)(3), two years) after Executive's last day of employment with QVC or any of its affiliated entities (whether pursuant to this Agreement or otherwise), Executive shall not, directly or, except as specifically provided below, indirectly:
(1)within the United States and elsewhere where QVC or any of its affiliated entities conducts its business, (i) provide direct management services in connection with any form of Direct Electronic Retailing or (ii) become employed by, or render services to, any person, firm or entity which is (x) both a Primary Internet Retailer and a Major Retailer, and/or (y) is a Major Retailer, other than in a Permitted Position, and/or (z) is engaged in, or about to be engaged in, the marketing of goods or services by means of Direct Electronic Retailing, where more than 25% of the gross revenue of such person, firm or entity (together with those of its affiliates, in the aggregate) is directly or indirectly derived (or for persons, firms or entities preparing to be engaged in the marketing of goods or services by means of Direct Electronic Retailing, is expected to be derived) from any form of Direct Electronic Retailing, whether the services listed in (x), (y), and (z) above are rendered as a principal, partner, officer, director, agent, employee, representative, consultant, independent contractor or otherwise, without the prior written consent of QVC; and/or

(2)induce or attempt to induce, except in the course of carrying out his duties under this Agreement, any employee of QVC or any of its subsidiaries or affiliates to leave the employ of QVC or any such subsidiary or affiliate; and/or

(3)induce or attempt to induce, except in the course of carrying out his duties under this Agreement, any person to terminate a relationship with QVC or any of its subsidiaries or affiliates.

(vi)Codes of Conduct: Executive agrees to abide by the QVC Code of Conduct and the Liberty Media Code of Conduct.

B.Executive's obligations under this Section 5 are of a special and unique character which gives them a peculiar value. QVC cannot be reasonably or adequately compensated in damages in an action at law in the event Executive breaches such obligations. Executive agrees that, in addition to any other rights or remedies which QVC may possess, QVC shall be entitled to injunctive relief and other equitable relief to prevent a breach of this Section 5, including but not limited to a temporary restraining order or preliminary injunction from any court of competent jurisdiction restraining any threatened or actual violation. Executive waives the making of a bond as a condition for obtaining such relief. Such rights shall be cumulative and in addition to any other legal or equitable rights and remedies QVC may have.

6.Reimbursement of Business Related Expenses. QVC shall reimburse Executive for all reasonable and necessary out-of-pocket expenses that Executive actually incurs in the performance of Executive's duties, including, but not limited to, expenses for travel and other miscellaneous business expenses; provided, however, that Executive shall submit to QVC written itemized expense reports and such additional substantiation QVC may reasonably request. QVC will also reimburse Executive for one-half of the reasonable legal fees incurred by him in connection with the negotiation and drafting of this Agreement.

7.Proceeds of Executive's Services/Use of Executive's Image.

A.Executive acknowledges and agrees that any and all proceeds of all services provided to QVC and any and all works created or produced by Executive for QVC (collectively referred to herein as the “Works”) are being prepared by and for, and at the instigation and under the direction of, QVC and that the Works are and at all times shall be regarded as “work made for hire” as that term is used in the United States copyright laws, and that all copyrights in and to the Works belong to QVC as “work made for hire”. Without limiting the preceding sentence, and by this Agreement, Executive assigns, grants and delivers, exclusively unto QVC, its legal representatives, successors and assigns, all right, title and interest of every kind and nature whatsoever in and to the Works, and all copies, versions, derivatives, processes, systems, products and proceeds thereof, or resulting therefrom, including any copyrights in any country.

B.Executive also grants QVC the use of Executive's performances and pictures for advertising, public displays, promotion and all other legal presentations including, without limitation, the above-mentioned uses. After the term of this Agreement, QVC will not make use of Executive's performances and pictures in a manner in which Executive is the subject of the advertising, public displays, promotion and other presentations except with respect to any of the foregoing that were created during the Term. Executive releases QVC, its successors and assigns, from all liability to the extent resulting from the use of Executive's own performance or picture.

8.Termination.

A.Executive's employment may be terminated by QVC with or without prior notice and with or without Cause (as defined in Section 9.B.) at any time prior to the end of the Term. Executive's employment shall immediately terminate upon Executive's death or Disability (as defined in Section 9.A.). During the Term, Executive may voluntarily terminate Executive's employment with QVC by giving (i) 30 days' advance written notice to QVC of Executive's intent to so terminate for Good Reason, and (ii) six months' advance written notice to QVC of Executive's intent to so terminate other than for Good Reason or Disability. In order for such a termination to qualify as a “Good Reason” termination such termination must be based on one of more of the circumstances described in the next sentence. For purposes of this Agreement, “Good Reason” shall be an action by QVC, other than in connection with the termination of Executive's employment by QVC for Cause (i) that results in a material diminution or material adverse change in Executive's title, authority, duties or responsibilities including but not limited to assignment to Executive of duties materially inconsistent with Executive's duties as described in Section 1 or that materially impair his ability to carry out those duties; (ii) requiring Executive to be based at any office or location other than offices of QVC in West Chester, Pennsylvania; provided, however, that a general relocation of the offices of QVC to a location not more than 25 miles from West Chester, Pennsylvania shall not constitute a Good Reason; (iii) that results in a reduction in Executive's (a) then current Base Compensation or (b) eligibility to receive a Bonus with a target of 100% of Base Compensation (it being acknowledged that QVC and the LMC Board have no obligation to actually award any Bonus); (v) that would substantially diminish the aggregate value of the benefits provided to Executive, including, but not limited to, benefits under QVC's medical, health, accident, disability, life insurance, thrift and retirement and deferred compensation plans other than any action that applies to all senior officers of QVC with respect to the benefit plans; (vi) that results in a change in the reporting structure applicable to Executive other than as permitted by Section 1; (vii) that results in a breach by QVC of any material provision of this Agreement; or (viii) that results in the failure of QVC to obtain, within a reasonable period of time after Executive's written request, the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of QVC. Good Reason will not be deemed to exist unless Executive gives QVC notice within 120 days following the occurrence of the event which Executive believes constitutes the basis for Good Reason, specifying the particular act or failure to act which Executive believes constitutes the basis for Good Reason and provides QVC with a reasonable opportunity of at least 30 days to cure such act or failure to act.

B.Executive's employment by QVC may be voluntarily terminated by Executive, other than for Good Reason or Disability, on not less than six (6) months' prior written notice to QVC.

C.Subject to Section 10.B., this Agreement will terminate upon the termination of Executive's employment with QVC.

9.Rights Upon Termination Prior to Expiration of Term.

A.Termination for Death or Disability.

(i)Upon termination of Executive's employment for Executive's death or Disability (as defined in clause (iii) below) prior to the expiration of the Term, QVC shall pay Executive, or Executive's designated beneficiary or estate, as the case may be, (a) Executive's then current Base Compensation in accordance with QVC's customary payroll practices for a period of one year after such payments commence under this Agreement (the “Base Compensation Continuing Payments”); (b) Executive's Base Compensation through the date of termination; (c) the amount of any reimbursable expenses incurred by Executive pursuant to Section 6 prior to the date of termination but not yet reimbursed; (d) any declared but unpaid Bonus for the calendar year prior to the year in which the termination occurs; (e) vested benefits, if any, owed to Executive in accordance with other applicable plans, programs and arrangements of QVC and its affiliates; and (f) any other amounts that QVC is required pursuant to applicable law to pay Executive.

(ii)Upon termination of Executive's employment for Executive's death or Disability prior to the expiration of the Term, the Pre-2011 Vested Awards, the Pre-2011 Unvested Awards and the 2011 LINTA Options (a) will immediately vest and become exercisable to the extent not already vested as of the date of termination of employment, and (b) will be exercisable throughout the remainder of the full original term of such Equity Award (determined without reference to any provision in the applicable award agreement that reduces the exercisability of, or limits the vesting of, such Equity Award upon Executive's termination of employment, but otherwise in accordance with the terms and conditions applicable to such Equity Award).

(iii)For purposes of this Agreement, “Disability” means Executive's inability to perform his duties because of physical or mental incapacity for a period of 180 consecutive days and, within 30 days after a notice of termination is given to Executive, Executive has not returned to work. Notwithstanding the foregoing, Executive will not be considered to have suffered a Disability unless he is also “disabled” as such term is defined under Section 409A(a)(2)(C) of the Internal Revenue Code.

(iv)Except as specified in this Section 9.A., QVC will have no further liability or obligation to Executive following a termination of Executive's employment prior to expiration of the Term as a result of death or Disability.

(v)Payment of the benefits described above will be subject to the timing requirements set forth in Section 20.

B.Termination for Cause.

(i)Upon a termination of Executive's employment for Cause (as defined in clause (iii) below) prior to the expiration of the Term, QVC shall pay Executive (a) Executive's Base Compensation through the date of termination; (b) the amount of any reimbursable expenses incurred by Executive pursuant to Section 6 prior to the date of termination but not yet reimbursed; (c) vested benefits, if any, owed to Executive in accordance with other applicable plans, programs and arrangements of QVC and its affiliates; and (d) any other amounts that QVC is required pursuant to applicable law to pay Executive.

(ii)Upon a termination of Executive's employment for Cause prior to the expiration of the Term (a) Executive will forfeit all rights to any Pre-2011 Unvested Awards and to any 2011 LINTA Options then held by Executive that have not become exercisable as of the date of termination of Executive's employment; and (b) any Pre-2011 Vested Awards that are options or similar rights and any 2011 LINTA Options that are outstanding and vested, but unexercised, as of the date of termination of Executive's employment will be exercisable for a period of up to 90 days after the date of termination (but in no event will be exercisable after the stated term of such option or similar right).

(iii)“Cause” shall be (a) if Executive commits a material breach of this Agreement, (b) if Executive commits fraud or embezzlement or other serious misconduct against QVC or its affiliates, including, without limitation, a serious or material violation of the QVC Code of Conduct or the Liberty Media Code of Conduct, (c) the conviction of Executive of any felony under or within the meaning of United States federal law or state law, or (d) the conviction of Executive of a misdemeanor which conviction relates to Executive's suitability for employment in Executive's then current position but excluding any conviction for a minor traffic violation. In no event will Executive be terminated for Cause without (x) a reasonable opportunity for Executive to be heard by the LMC Board, (y) a vote or written action in favor of a termination for Cause by at least a majority of all the members of the LMC Board, and (z) written notification to Executive of a termination for Cause.

(iv)Except as specified in this Section 9.B., QVC will have no further liability or obligation to Executive following a termination of Executive's employment for Cause prior to expiration of the Term.

C.Termination by Executive For Good Reason or by QVC Without Cause.

(1)Upon termination of Executive's employment by QVC prior to the expiration of the Term other than for death, Disability or Cause, or upon the termination of Executive's employment by Executive prior to the expiration of the Term for Good Reason (collectively, a “Protected Termination”), QVC shall pay Executive (i) the Base Compensation Continuing Payments; (ii) a lump sum payment of One Million Five Hundred Thousand Dollars ($1,500,000) (the “Severance Payment”); and (iii) the amounts specified in Section 9.B.(i).

(2)Upon a Protected Termination prior to the expiration of the Term, any Pre-2011 Unvested Awards that are held by Executive on the date of such termination and that would have vested during the 365-day period following the date of such termination had Executive continued to be employed by QVC during such period will vest as of the date of such termination.

(3)Upon a Protected Termination prior to the expiration of the Term, a pro rata portion of each tranche of the 2011 LINTA Options that is not vested on the date of such termination will vest as of the date of such termination, such pro rata portion to be equal to a fraction, the numerator of which is the number of days Executive was employed by QVC and its affiliates during the vesting period for such tranche of 2011 LINTA Options plus 365, and the denominator of which is the number of days in the entire vesting period for such tranche of 2011 LINTA Options (in no event to exceed the total number of unvested 2011 LINTA Options as of the date of a Protected Termination).

(4)Upon a Protected Termination prior to the expiration of the Term, the exercisability of any Pre-2011 Vested Awards, any options constituting Pre-2011 Unvested Awards that vest because of a Protected Termination, and any vested 2011 LINTA Options, including any that vest because of a Protected Termination, will be extended to the earlier of (i) the original expiration date of the option (determined without reference to any provision in the applicable award agreement that reduces the exercisability of such option upon Executive's termination of employment, but otherwise in accordance with the terms and conditions applicable to such option), or (ii) the date that is two years from the date of the Protected Termination (but in no event will be exercisable after the stated term of such option or similar right).

(5)Except as specified in this Section 9.C., QVC will have no further liability or obligation to Executive following a termination of Executive's employment prior to expiration of the Term by Executive for Good Reason or by QVC without Cause.

(6)Payment of the benefits described above will be subject to the timing requirements set forth in Section 20.

D.Voluntary Termination.

(i)Upon a voluntary termination by Executive of his employment prior to expiration of the Term (other than a termination for Good Reason), QVC shall pay Executive (a) Executive's Base Compensation through the date of termination; (b) any declared but unpaid Bonus for the calendar year prior to the year in which the termination occurs, (c) the amount of any reimbursable expenses incurred by Executive pursuant to Section 6 prior to the date of termination but not yet reimbursed; (d) vested benefits, if any, owed to Executive in accordance with other applicable plans, programs and arrangements of QVC and its affiliates; and (e) any other amounts that QVC is required pursuant to applicable law to pay Executive.

(ii)Upon a voluntary termination by Executive of his employment prior to expiration of the Term (other than a termination for Good Reason) (a) Executive will forfeit all rights to any Pre-2011 Unvested Awards and to any 2011 LINTA Options then held by Executive that have not become exercisable as of the date of termination of Executive's employment; (b) any Pre-2011 Vested Awards that are options or similar rights will be treated as specified in the applicable agreement governing such Equity Award; and (c) any 2011 LINTA Options that are outstanding and vested, but unexercised, as of the date of termination of Executive's employment will be exercisable for a period of up to 90 days after the date of termination (but in no event will be exercisable after the stated term of such option or similar right).

(iii)Except as specified in this Section 9.D., QVC will have no further liability or obligation to Executive following a voluntary termination by Executive of his employment prior to expiration of the Term (other than a termination for

Good Reason).

E.Termination At or Following Expiration of the Term.

(i)Upon a termination of Executive's employment by Executive or QVC at or following expiration of the Term for any reason, including termination by QVC with or without Cause, voluntary termination by Executive with or without Good Reason, and termination by reason of death or Disability, QVC shall pay Executive (a) Executive's Base Compensation through the date of termination; (b) except in the case of termination by QVC for Cause, any declared but unpaid Bonus for the calendar year prior to the year in which the termination occurs, (c) the amount of any reimbursable expenses incurred by Executive pursuant to Section 6 prior to the date of termination but not yet reimbursed; (d) vested benefits, if any, owed to Executive in accordance with other applicable plans, programs and arrangements of QVC and its affiliates; and (e) any other amounts that QVC is required pursuant to applicable law to pay Executive. In addition, except in the case of termination by QVC for Cause, if Executive's employment ends on the last day of the Term, Executive will also be eligible to receive the Bonus he would have received for calendar year 2015 if he had remained employed by QVC as of the date of determination of the 2015 bonuses payable to QVC employees, determined as described in Section 3.B. in the sole discretion of the decision maker. For clarity, in no event will the termination of Executive's employment by QVC or by Executive at the end of the Term or thereafter constitute a termination without Cause by QVC or by Executive for Good Reason, nor will any termination of Executive's employment at or following expiration of the Term as a result of Executive's death or Disability be governed by Section 9.A.

(ii)Upon a termination of Executive's employment by Executive or QVC at or following expiration of the Term (including termination by reason of death or Disability, termination by QVC with or without Cause, and voluntary termination by Executive with or without Good Reason), any Pre-2011 Vested Awards and any 2011 LINTA Options then held by Executive that are outstanding and vested, but unexercised, will be exercisable throughout the remainder of the full original term of such Equity Award (determined without reference to any provision in the applicable award agreement that reduces the exercisability of, or limits the vesting of, such Equity Award upon Executive's termination of employment, but otherwise in accordance with the terms and conditions applicable to such Equity Award).

(iii)Except as specified in this Section 9.E., QVC will have no further liability or obligation to Executive (or his legal representative as the case may be) following a termination of Executive's employment by Executive or QVC at or following expiration of the Term for any reason, including termination by QVC with or without Cause, voluntary termination by Executive with or without Good Reason, and termination by reason of death or Disability.

F.Waiver of Payments. Executive acknowledges and agrees that the amounts, if any, which may be payable under this Section 9 are in lieu of and not in addition to any severance payments which may be generally available to employees of QVC and Executive hereby waives any right Executive may have in or to any severance payments not contained in this Section 9.

G.Protected Termination Following a Change of Control.

(i)If within six months following a Change in Control of QVC (as defined in clause (iii) below) and prior to the expiration of the Term: (a) Executive's employment is terminated by QVC without Cause, or (b) Executive gives notice pursuant to Section 8.A. that he is terminating his employment for Good Reason and Executive's employment subsequently terminates based on such notice following expiration of QVC's cure period, then Executive shall be entitled to the payments specified in Section 9.C.(1) and Executive's Equity Awards shall be impacted as described in Section 9.G.(ii).

(ii)If Section 9.G.(i) is applicable, the Pre-2011 Vested Awards, the Pre-2011 Unvested Awards and the 2011 LINTA Options (a) will immediately vest and become exercisable to the extent not already vested as of the date of such Protected Termination, and (b) will be exercisable throughout the remainder of the full original term of such Equity Award (determined without reference to any provision in the applicable award agreement that reduces the exercisability of such Equity Award upon Executive's termination of employment, but otherwise in accordance with the terms and conditions applicable to such Equity Award).

(iii)For purposes of this Agreement, a “Change of Control of QVC” means (a) any merger, consolidation or share exchange not constituting a Reorganization Event (as defined below) to which QVC is a party as a result of which persons who are common stockholders of QVC immediately prior thereto have less than a majority of the combined voting power of the outstanding capital stock of the surviving corporation ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors immediately following such merger, consolidation or share exchange, or (b) any sale, lease, exchange or other transfer not constituting a Reorganization Event (in one transaction or a series of related transactions) of all, or substantially all, of the assets of QVC or QVC's subsidiaries, taken as a whole. In no event will any Reorganization Event constitute a Change of Control of QVC. A “Reorganization Event” includes (1) any direct or indirect spin-

off or split-off of QVC from Liberty Media Corporation (“LMC”) or its ultimate parent at such time, however effected (including, for example, by a redemption, pro rata distribution or an exchange offer), and (2) any transfer of equity of QVC to, or merger, consolidation of QVC, however effected, with LMC or any person or entity controlling, controlled by, or under common control with, LMC.

(iv)Except as specified in this Section 9.G., QVC will have no further liability or obligation to Executive following a Protected Termination that occurs within six months following a Change of Control of QVC.

H.General Release. If Executive's employment hereunder is terminated pursuant to Section 9.A., Section 9.C., Section 9.E or Section 9.G., the payment by QVC to Executive of any Base Compensation Continuing Payments or Severance Payment under the applicable Section, as well as any acceleration of vesting or extension of exercise period described in the applicable Section shall be subject to the execution and delivery to QVC by Executive (or by Executive's legal representative, if applicable), within the applicable time period described below, of a severance agreement and general release (the “Release”) in a form that is reasonably satisfactory to QVC and consistent with the form of severance agreement and general release then used by QVC for senior executives. The form of Release shall be delivered to Executive on the date of termination in the case of a termination of Executive's employment by QVC, or as soon as reasonably practicable following the date of termination in the case of a termination of employment by Executive or for death or Disability. Executive shall have a period of 21 days (or, if required by applicable law, a period of 45 days) from Executive's (or Executive's legal representative, if applicable) receipt of the form of Release (the “Consideration Period”) in which to execute and return the original, signed Release to QVC. If Executive delivers the original, signed Release to QVC prior to the expiration of the Consideration Period and does not thereafter revoke such Release within any period of time provided for such revocation under applicable law, Executive shall, subject to Section 9.I., be entitled to any Base Compensation Continuing Payments and Severance Payments specified in Section 9.A., Section 9.C. or Section 9.G., as applicable and to any acceleration of vesting or extension of exercise periods of Equity Awards specified in such Sections or in Section 9.E., payable in accordance with the timing requirements set forth in Section 20. In such event, an amount equal to one-twelfth of the aggregate Base Compensation Continuing Payments (or, in the case of a termination pursuant to Section 9.E., the continued exercisability of Equity Awards provided for in Section 9.E.(ii)) shall constitute consideration for Executive's delivery of the Release pursuant to this Section 9.H. (the “Release Consideration”).

I.Continued Compliance. Executive and QVC hereby acknowledge that any Base Compensation Continuing Payments or Severance Payments to be made by QVC pursuant to Section 9.A., Section 9.C. or Section 9.G., as applicable, other than the Release Consideration, are part of the consideration for Executive's undertakings under Section 5.A.(v). Payment of such amounts by QVC is subject to Executive's continued compliance with the provisions of Section 5.A.(v). If Executive violates any provision of Section 5.A.(v), then QVC will have no obligation to pay Executive any Base Compensation Continuing Payments or Severance Payments pursuant to Section 9.A., 9.C. or 9.G. to the extent any or all of the same remain payable by QVC on or after the date of such violation, except to the extent of any unpaid Release Consideration. In addition, to the extent that a Severance Payment was previously made to Executive, Executive will return a pro rata portion of such Severance Payment to QVC based on the percentage of the time period applicable to the Section 5.A.(v) restriction that was breached that elapsed prior to Executive breaching such restriction (e.g., if the restriction that was breached was to continue for one year following Executive's termination and six months of such restrictive time period remained at the time Executive breached such restriction, Executive would return 50% of the Severance Payment to QVC).

10.Severability and Survival.

A.Should any portion of this Agreement be held to be void, invalid or unenforceable, such decision shall not affect the validity or enforceability of the remainder of the Agreement, and the remaining provisions herein shall be effective as though such invalid or unenforceable     provision had not been included herein. If such invalidity or unenforceability is caused by the length of any period of time, the geographic scope of any provision, or the breadth of activities covered by any provision, then the period of time, geographic scope or breadth of activities, or all of them, shall be reduced to the extent necessary to cure such invalidity or unenforceability. Section 5.A.(v) shall be construed and enforced to the maximum extent permitted by law.

B.The provisions of Sections 5.A.(iii), 5.A.(iv), 5.A.(v), 5.B., 7, 9, 15, 18 and 20 shall survive the expiration or termination of this Agreement.

11.Notices. Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing and if delivered by hand or sent by overnight courier service or by registered, overnight or certified mail, if to Executive, to Executive's last known address listed in the records of QVC, and if to QVC, to the General Counsel, with a copy to the Chief Financial Officer at QVC's principal office. Notices shall be effective upon receipt.

12.Assignment. This Agreement is personal in its nature and neither of the parties hereto will, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of QVC to any other individual(s) or entity, this Agreement will, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of QVC hereunder, and promptly after a request by Executive, such transferee or successor shall be required to assume such obligations by contract (unless such assumption occurs by operation of law). No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive, without QVC's prior written consent, other than his rights to compensation and benefits, which may be transferred only by will or operation of law; provided, however, that to the extent Executive is permitted to do so under any applicable plan, policy, program, agreement, or other arrangement with QVC or any of its affiliates, Executive shall be entitled to select and change a beneficiary or beneficiaries designated by Executive to receive any compensation, entitlement or benefit payable thereunder following Executive's death by his giving QVC written notice thereof.

13.Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor will any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver will be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

14.Headings/Section References. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or give full notice thereof. Unless otherwise specified, all Section references in this Agreement are to the applicable Section of this Agreement.

15.Applicable Law. This Agreement shall be interpreted and construed under the internal laws of the Commonwealth of Pennsylvania exclusive of choice of laws principles and Executive and QVC hereby consent to the exclusive jurisdiction of the state courts of the Commonwealth of Pennsylvania, Chester County and the United States Federal Courts for the Eastern District of Pennsylvania in all matters arising hereunder. By execution and delivery of this Agreement, each of the parties irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or lack of personal jurisdiction, which it may now or hereafter have to the bringing of any action or proceeding in such courts in respect of this Agreement or the matters contemplated hereby.

16.Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior written agreements and prior or contemporaneous oral agreements with respect to the subject matter hereof. This Agreement shall not be changed or altered, except by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. In the event of any inconsistency between the terms of this Agreement and the terms of any other QVC plan, policy, arrangement or agreement with Executive, the provisions of this Agreement will govern.

17.No Restrictions on Employment; Contingency.

A.Representations and Warranties. To induce QVC to enter into this Agreement, Executive represents, warrants and covenants to QVC as follows:

(1)Executive has the full and complete ability and authority to enter into this Agreement and render services pursuant hereto and Executive is not subject to any legal, contractual or other restriction on Executive's employment which would impair or otherwise restrict Executive's ability to perform the services to QVC hereunder; and

(2)Executive has not disclosed to QVC any confidential information or trade secrets of any third party, nor will Executive disclose to QVC any confidential information or trade secrets of a third party where such disclosure would violate the terms of any agreement or otherwise breach any duty Executive may have to any such third party.

B.Indemnity. Executive shall indemnify, defend and hold harmless QVC, its successors and assigns, upon demand, from and against any loss, liability, damage or expense (including reasonable attorneys' fees) which QVC may sustain or incur by reason of the breach of his representations, warranties or covenants in Section 17.A.

18.Indemnification of Executive.

A.During the Term and thereafter, QVC agrees to indemnify and hold Executive and his heirs and representatives harmless, to the fullest extent permitted under QVC's Certificate of Incorporation and bylaws or, if greater, under applicable law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys' fees) as a result of any claim or proceeding, or threatened claim or proceeding, against Executive that arises out of or relates to his service as an officer, director or employee, as the case may be, of QVC, or his service in any such capacity or similar capacity with an affiliate of QVC or other entity at the request of QVC, both prior to and after the Effective Date, and to advance to Executive or his heirs or representatives such expenses upon written request. In the event QVC advances any expenses to Executive pursuant to this Section 18 and it is subsequently determined by a court of competent jurisdiction that Executive is not entitled to indemnification by QVC, Executive shall promptly refund all amounts advanced to Executive by QVC.

B.At the time of the execution of this Agreement, QVC does not maintain a policy of directors' and officers' liability insurance. In the event QVC obtains a policy of directors' and officers' liability insurance during the Term, then QVC shall provide Executive with coverage under such policy on a basis no less favorable than that applying to any other then current or former director or officer.

19.QVC's Representations. QVC represents and warrants that (i) the execution, delivery and performance of this Agreement by QVC has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Agreement on behalf of QVC is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which QVC is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by the parties hereto, it will be a valid and binding obligation of QVC enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

20.Compliance with 409A.

A.The provisions of this Agreement are intended to meet the requirements of Section 409A of the Internal Revenue Code, any Treasury regulations promulgated thereunder and any guidance issued by the Internal Revenue Service relating thereto (collectively, “Section 409A”), and will be interpreted in a manner that is consistent with such intent. The parties intend that, to the maximum extent possible, any amounts paid as Base Compensation Continuing Payments or Severance Payments or otherwise shall qualify as a short-term deferral pursuant to Section 409A or as separation pay exempt from Section 409A. To the extent that any payment provided under this Agreement is not exempt from Section 409A then, to the extent required by Section 409A, the following will apply: Any payment that is triggered upon Executive's termination of employment will be conditioned upon the triggering termination constituting a Separation from Service, as defined below.

B.With respect to any amount that becomes payable to Executive upon his Separation from Service, as defined below, for any reason, if QVC determines in good faith that Executive is a “specified employee” within the meaning of Section 409A then, to the extent required under Section 409A, payment of any amount that becomes payable to Executive upon his Separation from Service (other than by reason of his death) and that otherwise would be payable during the six-month period following such Separation from Service will be suspended until the lapse of such six-month period (or, if earlier, the date of Executive's death). Any payment suspended under this provision, unadjusted for interest on such suspended payment, will be paid to Executive in a single payment on the first business day following the end of such six-month period or, if earlier, within 30 days following Executive's death, provided that such death during such six-month period will not cause the acceleration of any amount that otherwise would be payable on any date during such six-month period following the date of such death.

C.A “Separation from Service” means Executive's separation from service, as defined in Section 409A, with QVC and all other entities with which QVC would be considered a single employer under Internal Revenue Code Section 414(b) or (c), applying the 80% threshold used in such Internal Revenue Code Sections or any Treasury regulations promulgated thereunder.

D.Any payment that is contingent upon the execution and nonrevocation of the Release required under Section 9.H, which is not suspended by the application of the provisions applicable to specified employees, as described above, will be paid or commence to be paid on the 60th day following Executive's Separation from Service, notwithstanding any earlier expiration of the Consideration Period.

E.Unless otherwise permitted under Section 409A, all expenses or other reimbursements paid pursuant to this Agreement that are taxable income to Executive (i) will be paid no later than the end of the calendar year next following the calendar year in which Executive incurs such expense; and (ii) will not be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement the day and year first above written.
QVC, INC.

By:
Name: _______________________________
Title:_________________________________

EXECUTIVE:

MICHAEL GEORGE

SCHEDULE 1 TO MIKE GEORGE'S EMPLOYMENT AGREEMENT
EXISTING EQUITY AWARDS

Grant Date	Grant Code	Option Type	Option Shares Granted	FMV	Option Price	Aggregate Option Price	Total Value	Plan
2/27/2009	QOD0902	NQ	175,000	$3.240000	$3.240000	$567,000.00	$567,000.00	2000 Plan
2/27/2009	QOD0902	NQ	175,000	$3.240000	$6.000000	$1,050,000.00	$567,000.00	2000 Plan
2/27/2009	QRD0901	RES	400,000	$3.240000	$—	$—	$1,296,000.00	2000 Plan
4/6/2009	QOD0903	NQ	600,000	$3.410000	$3.410000	$2,046,000.00	$2,046,000.00	2000 Plan
4/6/2009	QOD0903	NQ	600,000	$3.410000	$6.000000	$3,600,000.00	$2,046,000.00	2000 Plan
4/6/2009	QOD0904	NQ	150,000	$3.410000	$3.410000	$511,500.00	$511,500.00	2007 Plan
4/6/2009	QOD0904	NQ	150,000	$3.410000	$6.000000	$900,000.00	$511,500.00	2007 Plan
3/1/2010	QOD1001	NQ	657,895	$12.970000	$12.970000	$8,532,898.15	$8,532,898.15	2000 Plan
3/1/2010	QRD1001	RES	107,143	$12.970000	$—	$—	$1,389,644.71	2000 Plan